Exhibit 99.1

CPSI Announces Second Quarter 2022 Results

Highlights for Second Quarter 2022:

  Revenues of $82.7 million;
  GAAP net income of $3.1 million and non-GAAP net income of $8.6 million;
  GAAP earnings per diluted share of $0.21 and non-GAAP earnings per diluted share of $0.59;
  Adjusted EBITDA of $13.2 million;
  Bookings of $23.8 million;
  Cash provided by operations of $7.3 million; and
  Net debt of $126.0 million.

MOBILE, Ala.--(BUSINESS WIRE)--August 2, 2022--CPSI (NASDAQ: CPSI), a healthcare solutions company, today announced results for the second quarter and six months ended June 30, 2022.

Total revenues for the second quarter ended June 30, 2022, were $82.7 million, compared with total revenues of $68.5 million for the prior-year quarter. GAAP net income for the quarter ended June 30, 2022, was $3.1 million, or $0.21 per diluted share, compared with $6.1 million, or $0.42 per diluted share, for the quarter ended June 30, 2021. Cash provided by operations for the second quarter of 2022 was $7.3 million, compared with $19.4 million for the prior-year quarter. Net debt at June 30, 2022, was $126.0 million.

Total revenues for the six months ended June 30, 2022, were $160.6 million, compared with total revenues of $136.5 million for the prior-year period. GAAP net income for the six months ended June 30, 2022, was $11.2 million, or $0.76 per diluted share, compared with $10.3 million, or $0.70 per diluted share, for the six months ended June 30, 2021. Cash provided by operations for the first six months of 2022 was $19.1 million, compared with $33.1 million for the prior-year period.

Matt Chambless, chief financial officer of CPSI, commented, “TruBridge continues to propel CPSI to greater heights, achieving record bookings and organic revenue growth of 11% over the second quarter of 2021, while also serving as a formidable platform for inorganic growth. Our recent acquisitions of TruCode and HRG added another $12.5 million of incremental revenues over the same period a year ago. As we continue to transition to SaaS, these impressive gains in recurring revenue sources were offset by decreasing non-recurring revenues from our more mature EHR businesses, along with highly volatile employee health benefit costs, and intentional growth-oriented investments. Together, these factors constrained our profitability for the second quarter, but we believe we are better positioned to execute on our top- and bottom-line objectives for 2022 and beyond.”

CPSI will hold a live webcast to discuss second quarter 2022 results today, Tuesday, August 2, 2022, at 4:30 p.m. Eastern time. A 30-day online replay will be available approximately one hour following the conclusion of the live webcast. To listen to the live webcast or access the replay, visit the Company’s website, www.cpsi.com.

About CPSI

CPSI is a leading provider of healthcare solutions and services. Founded in 1979, CPSI is the parent of six companies – Evident, LLC, American HealthTech, Inc., TruBridge, LLC, iNetXperts, Corp. d/b/a Get Real Health, TruCode LLC, and Healthcare Resource Group, Inc. Our combined companies are focused on helping improve the health of the communities we serve, connecting communities for a better patient care experience, and improving the financial operations of our customers. Evident provides comprehensive EHR solutions for community hospitals and their affiliated clinics. American HealthTech is one of the nation’s largest providers of EHR solutions and services for post-acute care facilities. TruBridge focuses on providing business, consulting and managed IT services, along with its complete RCM solution, for all care settings. Get Real Health focuses on solutions aimed at improving patient engagement for individuals and healthcare providers. TruCode provides medical coding software that enables complete and accurate code assignment for optimal reimbursement. HRG provides specialized RCM solutions for facilities of all sizes. For more information, visit www.cpsi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to the Company’s future financial and operational results are forward-looking statements. We caution investors that any such forward‑looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward‑looking statements. Such factors may include: the impact of the ongoing COVID-19 pandemic and related economic disruptions which have materially affected CPSI’s revenue and could materially affect CPSI’s gross margin and income, as well as CPSI’s financial position and/or liquidity; federal, state and local government actions to address and contain the impact of COVID-19 and their impact on us and our hospital clients; operational disruptions and heightened cybersecurity risks due to a significant percentage of our workforce working remotely; saturation of our target market and hospital consolidations; unfavorable economic or market conditions that may cause a decline in spending for information technology and services; significant legislative and regulatory uncertainty in the healthcare industry; exposure to liability for failure to comply with regulatory requirements; competition with companies that have greater financial, technical and marketing resources than we have; potential future acquisitions that may be expensive, time consuming, and subject to other inherent risks; our ability to attract and retain qualified client service and support personnel; disruption from periodic restructuring of our sales force; potential inability to properly manage growth in new markets we may enter; exposure to numerous and often conflicting laws, regulations, policies, standards or other requirements through our international business activities; potential litigation against us; our reliance on an international workforce which exposes us to various business disruptions; potential failure to develop new products or enhance current products that keep pace with market demands; failure to develop new technology and products in response to market demands; failure of our products to function properly resulting in claims for medical and other losses; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; failure to maintain customer satisfaction through new product releases free of undetected errors or problems; failure to convince customers to migrate to current or future releases of our products; failure to maintain our margins and service rates; increase in the percentage of total revenues represented by service revenues, which have lower gross margins; exposure to liability in the event we provide inaccurate claims data to payors; exposure to liability claims arising out of the licensing of our software and provision of services; dependence on licenses of rights, products and services from third parties; misappropriation of our intellectual property rights and potential intellectual property claims and litigation against us; interruptions in our power supply and/or telecommunications capabilities, including those caused by natural disaster; general economic conditions, including changes in the financial and credit markets that may affect the availability and cost of credit to us or our customers; potential inability to secure additional financing on favorable terms to meet our future capital needs; our substantial indebtedness, and our ability to incur additional indebtedness in the future; pressures on cash flow to service our outstanding debt; restrictive terms of our credit agreement on our current and future operations; changes in and interpretations of financial accounting matters that govern the measurement of our performance; significant charges to earnings if our goodwill or intangible assets become impaired; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; volatility in our stock price; failure to maintain effective internal control over financial reporting; lack of employment or non-competition agreement with most of our key personnel; inherent limitations in our internal control over financial reporting; vulnerability to significant damage from natural disasters; market risks related to interest rate changes; and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Relative to our dividend policy, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our leverage, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

Computer Programs and Systems, Inc.
Condensed Consolidated Statements of Income
(In '000s, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Sales revenues:
TruBridge	$48,583	$32,566	$91,692	$64,205
System sales and support	34,143	35,967	68,905	72,333
Total sales revenues	82,726	68,533	160,597	136,538

Costs of sales:
TruBridge	26,346	17,196	47,700	32,975
System sales and support	16,976	17,449	33,659	34,825
Total costs of sales	43,322	34,645	81,359	67,800

Gross profit	39,404	33,888	79,238	68,738

Operating expenses:
Product development	7,094	6,469	14,214	14,899
Sales and marketing	8,227	5,312	15,269	10,613
General and administrative	14,737	10,986	27,751	24,135
Amortization of acquisition-related intangibles	4,758	3,383	8,430	6,440
Total operating expenses	34,816	26,150	65,664	56,087

Operating income	4,588	7,738	13,574	12,651

Other income (expense):
Other income	278	224	435	1,038
Gain on contingent consideration	330	-	1,580	-
Loss on extinguishment of debt	(125)	-	(125)	-
Interest expense	(1,232)	(797)	(2,149)	(1,424)
Total other income (expense)	(749)	(573)	(259)	(386)

Income before taxes	3,839	7,165	13,315	12,265

Provision for income taxes	763	1,024	2,126	1,980

Net income	$3,076	$6,141	$11,189	$10,285

Net income per common share—basic	$0.21	$0.42	$0.76	$0.71
Net income per common share—diluted	$0.21	$0.42	$0.76	$0.70

Weighted average shares outstanding used in per common share computations:
Basic	14,469	14,335	14,425	14,247
Diluted	14,469	14,344	14,425	14,282

Computer Programs and Systems, Inc.
Condensed Consolidated Balance Sheets
(In '000s, except per share data)

	June 30, 2022 (unaudited)	Dec. 31, 2021
Assets
Current assets
Cash and cash equivalents	$15,107	$11,431
Accounts receivable, net of allowance for doubtful accounts of $2,885 and $1,826, respectively	48,782	34,431
Financing receivables, current portion, net	5,137	6,488
Inventories	1,128	855
Prepaid income taxes	2,142	4,599
Prepaid expenses and other	14,669	11,194
Total current assets	86,965	68,998

Property & equipment, net	10,876	11,590
Software development costs, net	19,124	11,644
Operating lease assets	8,304	7,097
Financing receivables, net of current portion	5,242	7,231
Other assets, net of current portion	5,417	3,874
Intangible assets, net	110,973	95,203
Goodwill	198,586	177,713
Total assets	$445,487	$383,350

Liabilities & Stockholders' Equity
Current liabilities
Accounts payable	$7,995	$8,079
Current portion of long-term debt	3,141	4,394
Deferred revenue	14,154	11,529
Accrued vacation	6,203	5,262
Other accrued liabilities	17,221	17,163
Total current liabilities	48,714	46,427

Long-term debt, less current portion	137,958	94,966
Operating lease liabilities, net of current portion	6,827	5,505
Deferred tax liabilities	19,055	13,880
Total liabilities	212,554	160,778

Stockholders' Equity
Common stock, $0.001 par value; 30,000 shares authorized; 14,897 and 14,734 shares issued	15	15
Treasury stock, 221 and 89 shares	(6,824)	(2,576)
Additional paid-in capital	190,499	187,079
Retained earnings	49,243	38,054
Total stockholders' equity	232,933	222,572

Total liabilities and stockholders' equity	$445,487	$383,350

Computer Programs and Systems, Inc.
Condensed Consolidated Statements of Cash Flows
(In '000s)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Operating activities:
Net income	$11,189	$10,285
Adjustments to net income:
Provision for bad debt	1,202	1,294
Deferred taxes	(724)	1,735
Stock-based compensation	3,420	2,479
Depreciation	1,269	1,116
Loss on extinguishment of debt	125	-
Amortization of acquisition-related intangibles	8,430	6,440
Amortization of software development costs	1,259	265
Amortization of deferred finance costs	152	147
Gain on contingent consideration	(1,580)	-
Changes in operating assets and liabilities:
Accounts receivable	(9,934)	1,149
Financing receivables	3,376	4,236
Inventories	(273)	(339)
Prepaid expenses and other	(4,547)	(1,176)
Accounts payable	(469)	(1,274)
Deferred revenue	2,625	1,545
Other liabilities	1,126	6,706
Prepaid income taxes	2,457	(1,464)
Net cash provided by operating activities	19,103	33,144

Investing activities:
Purchase of business, net of cash received	(43,814)	(59,839)
Investment in software development	(8,739)	(4,063)
Purchases of property and equipment	(88)	(685)
Net cash used in investing activities	(52,641)	(64,587)

Financing activities:
Treasury stock purchases	(4,248)	(1,222)
Proceeds from long-term debt	575	-
Payments of long-term debt principal	(1,813)	(1,875)
Proceeds from revolving line of credit	48,000	61,000
Payments of revolving line of credit	(5,300)	(20,000)
Net cash provided by (used in) financing activities	37,214	37,903

Net increase in cash and cash equivalents	3,676	6,460

Cash and cash equivalents, beginning of period	11,431	12,671
Cash and cash equivalents, end of period	$15,107	$19,131

Computer Programs and Systems, Inc.
Consolidated Bookings
(In '000s)

	Three Months Ended		Six Months Ended
In '000s	6/30/2022	6/30/2021	6/30/2022	6/30/2021
TruBridge(1)	$15,577	$6,249	$25,728	$8,936
System sales and support(2)	8,222	10,302	18,468	16,392

Total	$23,799	$16,551	$44,196	$25,328
(1)	Generally calculated as the total contract price (for non-recurring, project-related amounts) and annualized contract value (for recurring amounts)
(2)	Generally calculated as the total contract price (for system sales) and annualized contract value (for support).
Computer Programs and Systems, Inc.
Bookings Composition
(In '000s, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
TruBridge
Net new(1)	$4,404	$1,022	$8,760	$1,484
Cross-sell(1)	7,734	3,985	11,813	5,574
Get Real Health	730	772	2,308	1,408
TruCode	2,709	470	2,847	470
System sales and support
Non-subscription sales(2)	4,873	4,219	8,139	7,216
Subscription revenue(3)	2,383	4,685	8,454	6,592
Other	966	1,398	1,875	2,584

Total	$23,799	$16,551	$44,196	$25,328
(1)	“Net new” represents bookings from outside the Company’s core EHR client base, and “Cross-sell” represents bookings from existing EHR customers. In each case, generally comprised of recurring revenues to be recognized ratably over a one-year period and an average timeframe for commencement of bookings-to-revenue conversion of four to six months following contract execution.
(2)	Represents nonrecurring revenues that generally exhibit a timeframe for bookings-to-revenue conversion of five to six months following contract execution.
(3)	Represents recurring revenues to be recognized on a monthly basis over a weighted-average contract period of five years, with a start date in the next 12 months and an average timeframe for commencement of bookings-to-revenue conversion of five to six months following contract execution.
Computer Programs and Systems, Inc.
Acute Care EHR Net New License Mix

	Three Months Ended		Six Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
SaaS(1)	7	4	10	6
Perpetual license(2)	-	1	-	4

Total	7	5	10	10
(1)	Exhibit revenue attribution that is recurring in nature.
(2)	Exhibit revenue attribution that is nonrecurring in nature.

Computer Programs and Systems, Inc.
System Sales and Support Revenue Composition
(In '000s)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Recurring revenues - system sales and support
Acute Care EHR	$26,732	$26,807	$54,096	$54,017
Post-acute Care EHR	3,792	4,170	7,687	8,392
Total recurring revenues - system sales and support	30,524	30,977	61,783	62,409

Nonrecurring revenues - system sales and support
Acute Care EHR	2,939	4,755	5,967	9,435
Post-acute Care EHR	680	235	1,155	489
Total nonrecurring revenues - system sales and support	3,619	4,990	7,122	9,924

Total system sales and support revenues	$34,143	$35,967	$68,905	$72,333

Computer Programs and Systems, Inc.
Adjusted EBITDA - by Segment
(In '000s)

	Three Months Ended		Six Months Ended
In '000s	3/31/2022	3/31/2021	3/31/2022	3/31/2021
TruBridge	$8,744	$6,860	$19,549	$13,378
Acute Care EHR	4,311	6,190	9,332	10,876
Post-acute Care EHR	114	1,242	442	1,862

Total	$13,169	$14,292	$29,323	$26,116

Computer Programs and Systems, Inc.
Reconciliation of Non-GAAP Financial Measures
(In '000s)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted EBITDA:	2022	2021	2022	2021
Net income, as reported	$3,076	$6,141	$11,189	$10,285

Deferred revenue and other acquisition-related adjustments	30	158	109	158
Depreciation expense	690	563	1,269	1,116
Amortization of software development costs	733	192	1,259	265
Amortization of acquisition-related intangible assets	4,758	3,383	8,430	6,440
Stock-based compensation	1,703	1,444	3,420	2,479
Severance and other nonrecurring charges	667	814	1,262	3,007
Interest expense and other, net	1,079	573	1,839	386
Gain on contingent consideration	(330)	-	(1,580)	-
Provision for income taxes	763	1,024	2,126	1,980

Adjusted EBITDA	$13,169	$14,292	$29,323	$26,116

Computer Programs and Systems, Inc.
Reconciliation of Non-GAAP Financial Measures
(In '000s, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Net Income and Non-GAAP EPS:	2022	2021	2022	2021
Net income, as reported	$3,076	$6,141	$11,189	$10,285

Pre-tax adjustments for Non-GAAP EPS:
Deferred revenue and other acquisition-related adjustments	30	158	109	158
Amortization of acquisition-related intangible assets	4,758	3,383	8,430	6,440
Stock-based compensation	1,703	1,444	3,420	2,479
Severance and other nonrecurring charges	667	814	1,262	3,007
Non-cash interest expense	79	73	152	147
Loss on extinguishment of debt	125	-	125	-
After-tax adjustments for Non-GAAP EPS:
Tax-effect of pre-tax adjustments, at 21%	(1,546)	(1,200)	(2,835)	(2,535)
Tax shortfall (windfall) from stock-based compensation	-	-	(112)	(84)
Gain on contingent consideration	(330)	-	(1,580)	-

Non-GAAP net income	$8,562	$10,813	$20,160	$19,897

Weighted average shares outstanding, diluted	14,469	14,344	14,425	14,282

Non-GAAP EPS	$0.59	$0.75	$1.40	$1.39

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America, or “GAAP.” However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures that are prepared in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management uses these non-GAAP financial measures in order to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. In addition, management understands that some investors and financial analysts find these non-GAAP financial measures helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.

As such, to supplement the GAAP information provided, we present in this press release and during the live webcast discussing our financial results the following non‑GAAP financial measures: Adjusted EBITDA, Non-GAAP net income, and Non-GAAP earnings per share (“EPS”).

We calculate each of these non-GAAP financial measures as follows:

  Adjusted EBITDA – Adjusted EBITDA consists of GAAP net income as reported and adjusts for (i) deferred revenue purchase accounting adjustments arising from purchase allocation adjustments related to business acquisitions; (ii) depreciation expense; (iii) amortization of software development costs; (iv) amortization of acquisition-related intangible assets; (v) stock-based compensation; (vi) severance and other non‑recurring charges; (vii) interest expense and other, net; (viii) gain on contingent consideration; and (ix) the provision for income taxes.
  Non-GAAP net income – Non-GAAP net income consists of GAAP net income as reported and adjusts for (i) deferred revenue purchase accounting adjustments arising from purchase allocation adjustments related to business acquisitions; (ii) amortization of acquisition-related intangible assets; (iii) stock-based compensation; (iv) severance and other non-recurring charges; (v) non-cash interest expense; and (vi) the total tax effect of items (i) through (v). Adjustments to Non-GAAP net income also include the after-tax effect of the shortfall (windfall) from stock-based compensation and gain on contingent consideration.
  Non-GAAP EPS – Non-GAAP EPS consists of Non-GAAP net income, as defined above, divided by weighted average shares outstanding (diluted) in the applicable period.

Certain of the items excluded or adjusted to arrive at these non-GAAP financial measures are described below:

  Deferred revenue purchase accounting adjustments – Deferred revenue purchase accounting adjustments includes acquisition-related deferred revenue adjustments, which reflect the fair value adjustments to deferred revenues acquired in business acquisitions. The fair value of deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin, to perform services related to the acquiree’s software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the acquisition date. We add back deferred revenue and other adjustments for non-GAAP financial measures because we believe the inclusion of this amount directly correlates to the underlying performance of our operations.
  Amortization of acquisition-related intangible assets – Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. We exclude acquisition-related amortization expense from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.
  Stock-based compensation – Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. We exclude stock-based compensation expense from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of the timing and valuation of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods, and such expense will recur in future periods.
  Severance and other non-recurring charges – Non-recurring charges relate to certain severance and other charges incurred in connection with activities that are considered one-time. We exclude non-recurring expenses (primarily related to costs associated with our recent business transformation initiative and one-time lease terminations costs) and transaction-related costs from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods.
  Non-cash interest expense – Non-cash interest expense includes amortization of deferred debt issuance costs. We exclude non-cash interest expense from non-GAAP financial measures because we believe these non-cash amounts relate to specific transactions and, as such, may not directly correlate to the underlying performance of our business operations.
  Tax shortfall (windfall) from stock-based compensation – ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, became effective for the Company during the second quarter of 2017 and changes the treatment of tax shortfall and excess tax benefits arising from stock‑based compensation arrangements. Prior to ASU 2016-09, these amounts were recorded as an increase (for excess benefits) or decrease (for shortfalls) to additional paid-in capital. With the adoption of ASU 2016-09, these amounts are now captured in the period’s income tax expense. We exclude this component of income tax expense from non-GAAP financial measures because we believe (i) the amount of such expenses or benefits in any specific period may not directly correlate to the underlying performance of our business operations; and (ii) such expenses or benefits can vary significantly between periods as a result of the valuation of grants of new stock-based awards, the timing of vesting of awards, and periodic movements in the fair value of our common stock.
  Gain on contingent consideration – The purchase agreement for our acquisition of TruCode in 2021 contained contingent consideration, or “earnout,” provisions whereby the previous shareholders of TruCode would receive additional consideration at the conclusion of a one-year period beginning on the acquisition date and ending on the first anniversary of the acquisition date, depending on the achievement of certain profitability targets. After the initial measurement period, U.S. GAAP requires that any adjustments to the estimated fair value of this contingent liability, including upon final determination of amounts due, should be recorded in the relevant period’s earnings. We exclude gains on contingent consideration from non-GAAP financial measures because we believe (i) the amount of such gains in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such gains can vary significantly between periods.

Management considers these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends, in particular the extent to which ongoing operations impact our overall financial performance. In addition, management may use Adjusted EBITDA, Non-GAAP net income and/or Non-GAAP EPS to measure the achievement of performance objectives under the Company’s stock and cash incentive programs. Note, however, that these non-GAAP financial measures are performance measures only, and they do not provide any measure of cash flow or liquidity. Non-GAAP financial measures are not alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures presented by other companies, limiting their usefulness as comparative measures. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Additionally, there is no certainty that we will not incur expenses in the future that are similar to those excluded in the calculations of the non-GAAP financial measures presented in this press release. Investors and potential investors are encouraged to review the “Unaudited Reconciliation of Non‑GAAP Financial Measures” above.

Contacts

Tracey Schroeder
Chief Marketing Officer
Tracey.schroeder@cpsi.com
(251) 639-8100